UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported):   June 23, 2005

Palatin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15543	95-4078884
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

4C Cedar Brook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (609) 495-2200

Item 8.01  Other Events

           On June 23, 2005, we issued a press release concerning settlement of our dipute with Competitive Technologies, Inc. (CTT) regarding our license agreement with CTT for certain peptides for the treatment of sexual dysfunction. We have included that press release as Exhibit 99.1 to this report.

           Under the settlement agreement, we have agreed to pay CTT $1.7 million cash and to issue CTT 170,000 shares of our common stock. This payment is in settlement of CTT's arbitration demand for $4 million, as a result of the closing of our Collaborative Development and Marketing Agreement with King Pharmaceuticals, Inc. (King). CTT agreed to release Palatin from liability for any claims for amounts due as sublicense fees based on the Collaborative Agreement. Palatin may receive up to $100,000,000 from King in milestone payments for achieving certain development and regulatory approval targets, and up to $130,0000,000 upon achieving specified net sales thresholds. CTT has no rights to any future payments related to the potential $230,000,000 in milestone payments. Palatin and King continue to retain all rights to the future development of PT-141.

           The Collaborative Agreement with King included a sublicense under our license agreement with CTT. It also included a license to PT-141, our proprietary lead therapeutic currently in development for the treatment of both male and female sexual dysfunction. PT-141 was developed by Palatin scientists and patents on PT-141 are owned solely by Palatin. We have additional PT-141 patent applications pending in selected countries throughout the world.

Item 9.01  Financial Statements and Exhibits.

(c)	Exhibits:

99.1 Press Release dated June 23, 2005

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PALATIN TECHNOLOGIES, INC.

Date: June 23, 2005	By: /s/ Stephen T. Wills Stephen T. Wills, CPA, MST Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated June 23, 2005